EXHIBIT 32.1

Section 1350 Certifications

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officer of Hemp Technology, Inc. (the “Company”) certifies to his knowledge that:

(1)	The Quarterly Report on Form 10-Q/A of the Company for the quarterly period ended July 31, 2020 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in that Form 10-Q/A fairly presents, in all material respects, the financial conditions and results of operations of the Company.

/s/ Michael D. Shenher
(Michael D. Shenher)
Chief Executive Officer

November 24, 2020
Date

A signed original of this written statement required by Section 906 has been provided to Hemp Technology, Inc. and will be retained by Hemp Technology, Inc. and furnished to the U.S. Securities and Exchange Commission or its staff upon request.